UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 21, 2014

Date of Report

(Date of earliest event reported)

First Federal Bancshares of Arkansas, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	0-28312	71-0785261
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1401 Highway 62-65 North, Harrison, Arkansas	72601
(Address of principal executive offices)	(Zip Code)

(870) 741-7641

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

A special meeting of shareholders (the “Special Meeting”) of First Federal Bancshares of Arkansas, Inc. (the “Company”) was held on March 21, 2014. At the Special Meeting, the shareholders of the Company voted on the following matters: (i) a proposal to approve the Agreement and Plan of Merger dated July 1, 2013 between the Company and First National Security Company and the transactions contemplated therein (the “Merger Proposal”), (ii) a proposal to amend the Company’s articles of incorporation to increase the number of authorized shares of Company common stock from 30,000,000 to 100,000,000 (the “Authorized Share Amendment Proposal”), (iii) a proposal to amend the Company’s articles of incorporation to change the name of the Company from “First Federal Bancshares of Arkansas, Inc.” to “Bear State Financial, Inc.” (the “Name Change Amendment Proposal”), (iv) a proposal to issue 2,531,645 shares of Company common stock in a private placement at a per share price of $7.90 to Bear State Financial Holdings, LLC (“BSF Holdings”) and certain members of BSF Holdings individually (the “Private Placement Proposal”), and (v) a proposal to adjourn or postpone the Special Meeting, if necessary to solicit additional proxies to approve the foregoing proposals (the “Adjournment Proposal”). The final voting results of the shareholders’ votes are reported below.

(i) Shareholders approved the Merger Proposal by the indicated votes:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
17,876,255	14,588	1,560	1,727,876

(ii) Shareholders approved the Authorized Share Amendment Proposal by the indicated votes:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
19,225,602	369,208	2,950	22,519

(iii) Shareholders approved the Name Change Amendment Proposal by the indicated votes:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
19,425,813	190,729	3,737	0

(iv) Shareholders approved the Private Placement Proposal by the indicated votes:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
17,852,797	29,838	9,768	1,727,876

(v) Shareholders approved the Adjournment Proposal by the indicated votes:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
19,359,294	232,994	5,440	22,551

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

Date: March 25, 2014	By:	/s/ Christopher M. Wewers
	Name:	Christopher M. Wewers
	Title:	President and Chief Executive Officer